Exhibit 10.13

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

DEMERX IB, INC.

i

5.2	Performance	13
5.3	DemeRx Contributions	14
5.4	Compliance Certificate	14
5.5	Qualifications	14
5.6	Founder Agreement	14
5.7	Indemnification Agreement	14
5.8	Investors’ Rights Agreement	14
5.9	Right of First Refusal and Co-Sale Agreement	14
5.10	Voting Agreement	14
5.11	Confidentiality and Developments Agreement	14
5.12	Non-Compete and Non-Solicitation Agreements	14
5.13	DemeRx Master Services Agreement	14
5.14	IP Assignment Agreement	14
5.15	Restated Certificate	14
5.16	Amended and Restated Bylaws	14
5.17	Secretary’s Certificate	14
5.18	Proceedings and Documents	15

6. Conditions of the Company’s Obligations at the Closing		15
6.1	Representations and Warranties	15
6.2	Performance	15
6.3	Qualifications	15
6.4	Investors’ Rights Agreement	15
6.5	Right of First Refusal and Co-Sale Agreement	15
6.6	Voting Agreement	15
6.7	ATAI Note	15
6.8	ATAI Master Services Agreement	15
6.9	Founder Agreement	15

7. Miscellaneous		15
7.1	Survival of Warranties	15
7.2	Successors and Assigns	16
7.3	Governing Law	16
7.4	Counterparts	16
7.5	Titles and Subtitles	16
7.6	Notices	16
7.7	No Finder’s Fees	16
7.8	Fees and Expenses	16
7.9	Attorneys’ Fees	17
7.10	Amendments and Waivers	17
7.11	Severability	17
7.12	Delays or Omissions	17
7.13	Entire Agreement	17
7.14	Dispute Resolution	17
7.15	No Commitment for Additional Financing	18
7.16	No Further Issuances	18

ii

EXHIBIT A	[INTENTIONALLY OMITTED]

EXHIBIT B	[INTENTIONALLY OMITTED]

EXHIBIT C	ATAI NOTE

EXHIBIT D	ATAI MSA

EXHIBIT E	AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

EXHIBIT F	AMENDED AND RESTATED BYLAWS

EXHIBIT G	CONFIDENTIALITY AND DEVELOPMENTS AGREEMENT

EXHIBIT H	DEMERX RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

EXHIBIT I	FOUNDER AGREEMENT

EXHIBIT J	INDEMNIFICATION AGREEMENT

EXHIBIT K	INVESTORS’ RIGHTS AGREEMENT

EXHIBIT L	RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

EXHIBIT M	VOTING AGREEMENT

EXHIBIT N	DISCLOSURE SCHEDULE

EXHIBIT O	DEMERX NOTE

iii

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES A PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of the 27th day of December 2019 by and among DemeRx IB, Inc., a Delaware corporation (the “Company”), ATAI Life Sciences AG, a German stock corporation or an Affiliate thereof (“ATAI”) and DemeRx, Inc., a Florida corporation (“DemeRx” and together with ATAI each a “Stockholder” and together the “Stockholders”).

RECITALS

WHEREAS, the Company was formed on December 6, 2019, pursuant to the filing of that certain Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Certificate”) as wholly-owned subsidiary of DemeRx;

WHEREAS, DemeRx currently holds [***] shares (the “DemeRx Shares”) of common stock of the Company, $0.0001 par value (the “Common Stock”);

WHEREAS, ATAI has agreed to purchase [***] shares (the “ATAI Shares”) of Series A Preferred Stock, $0.0001 par value (the “Preferred Stock”), against the consideration set forth in (and upon the terms of) this Agreement (the ATAI Shares, together with the DemeRx Shares, the “Shares”);

WHEREAS, to induce ATAI to purchase the ATAI Shares, DemeRx will contribute certain assets to the Company in a transaction intended to qualify as an exchange under Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”), subject to and in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DemeRx Contribution. Prior to the date hereof, pursuant to a Contribution Agreement between the Company and DemeRx, dated December 14, 2019 (the “Contribution Agreement”) DemeRx has contributed certain assets to the Company in exchange for the DemeRx Shares (the “DemeRx Contribution”).

2. Purchase and Sale of Preferred Stock.

2.1 Sale and Issuance of Preferred Stock.

(a) Subject to the terms and conditions of this Agreement, ATAI agrees to purchase at the Closing and the Company agrees to sell and issue to ATAI, immediately following the filing of the Restated Certificate (defined below) at the Closing pursuant to Section 2.1(c) below, the ATAI Shares.

(b) Subject to the terms and conditions of this Agreement, as consideration for the Shares, ATAI agrees to deliver the following at Closing.

(i) Payment to the Company of $[***] in cash;

(ii) a Promissory Note in the principal amount of $[***], substantially in the form of Exhibit C hereto (“ATAI Note”); and

(iii) its commitment to make available personnel to the Company, as requested from time to time, pursuant to a separate Master Services Agreement substantially in the form attached as Exhibit D hereto (the “ATAI MSA”).

(c) Immediately following the Closing, the Company shall file the Amended and Restated Certificate of Incorporation, substantially in the form attached as Exhibit E hereto (the “Restated Certificate”) with the Secretary of State of the State of Delaware, and adopt the Amended and Restated Bylaws substantially in the form attached as Exhibit F hereto (the “Amended and Restated Bylaws”).

(d) Effective immediately following the Closing, the Board shall be composed in accordance with the Voting Agreement and the officers of the Company shall be the individuals set forth on Schedule 2.1(d) hereto and each of DemeRx, the Company and ATAI shall, and shall cause their respective designees to the Board to, take all actions to ensure that such individuals will serve in the positions specified.

2.2 Closing; Delivery.

(a) The initial subscription for, and purchase and sale of, the Shares shall take place remotely via the exchange of documents and signatures, on the date hereof, or at such other time and place as the Company and the Stockholders mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

(b) At the Closing, the Company shall deliver to ATAI a certificate representing the ATAI Shares being purchased by ATAI at such Closing against payment of the purchase price therefor by check payable to the Company, by wire transfer to a bank account designated by the Company.

(c) Immediately following the Closing, the Company shall loan to DemeRx $[***] by wire transfer to a bank account designated by DemeRx, in exchange for the delivery to the Company of a duly executed Promissory Note in the principal amount of $[***] substantially in the form of Exhibit O hereto (the “DemeRx Note”), by DemeRx.

2.3 Use of Proceeds. In accordance with the directions of the Board, as it shall be constituted in accordance with the Voting Agreement, the Company will use the proceeds from the sale of the Shares (including additional funds paid under the ATAI Note from time to time) (i) for activities in connection with of the Company’s clinical development plan to achieve the Milestones (as defined in the ATAI Note), and (ii) DemeRx pursuant to the terms of the DemeRx Note.

2.4 Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Confidentiality and Developments Agreement” means the agreement between the Company, each Founder and the individuals set forth on Schedule 2.4(d) hereto, dated as of the date of the Closing, in the form of Exhibit G attached to this Agreement.

(d) “DemeRx IB Intellectual Property” means all patents, patent disclosures and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, utility models, renewals, extensions, certificates of invention and design patents, patent applications, registrations and applications for registrations; registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, information and data, results of clinical studies, know how, proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, and licenses in, to and under any of the foregoing, in any and all such cases that are owned or used by the DemeRx in the conduct of the DemeRx’s business related to the Lead Compound as now conducted and as presently proposed to be conducted, including the DemeRx IB Intellectual Property set forth on Schedule 2.4(d).

(e) “DemeRx Key Holders” means any Person who holds capital stock (including options or warrants to purchase capital stock) of DemeRx in an amount representing 4% or more of total capital stock of DemeRx on a fully-diluted basis.

(f) “DemeRx MSA” means that a Master Services Agreement between the Company and DemeRx in form and substance acceptable to ATAI and DemeRx.

(g) “DemeRx Right of First Refusal and Co-Sale Agreement” means the agreement among ATAI, DemeRx and the DemeRx Key Holders (including the Founders), dated as of the date of the Closing, in the form of Exhibit H attached to this Agreement.

(h) “Founder Agreement” means the agreement among DemeRx, ATAI and the Founders, dated as of the date of the Closing, in the form of Exhibit I attached to this Agreement.

(i) “Founder” means each of Deborah Mash and John C. Thomas, Jr.

(j) “Indemnification Agreement” means the agreement between the Company and the director and Stockholder Affiliates designated by any Stockholder entitled to designate a member of the Board pursuant to the Voting Agreement, dated as of the date of the Closing, in the form of Exhibit J attached to this Agreement.

(k) “Investors’ Rights Agreement” means the agreement among the Company and the Purchasers dated as of the date of the Closing, in the form of Exhibit K attached to this Agreement.

(l) “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge of DemeRx or the Company after reasonable investigation of any Founder.

(m) “Lead Compound” means ibogaine.

(n) “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of ATAI; (vi) any changes in applicable Laws or accounting rules (including GAAP); (vii) any natural or man-made disaster or acts of God; or (viii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded)

(o) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(p) “Right of First Refusal and Co-Sale Agreement” means the agreement among the Company, the Stockholders, and certain other stockholders of the Company, dated as of the date of the Closing, in the form of Exhibit L attached to this Agreement.

(q) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(r) “Transaction Agreements” means this Agreement, the Contribution Agreement, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement, the Voting Agreement, the ATAI Note, the DemeRx Note, the ATAI MSA, the DemeRx MSA, the IP Assignment Agreement, the Indemnification Agreement, the Confidentiality and Development Agreement, and the Founder Agreement.

(s) “Voting Agreement” means the agreement among the Company, the Stockholders and certain other stockholders of the Company, dated as of the date of the Closing, in the form of Exhibit M attached to this Agreement.

3. Representations and Warranties of the Company and DemeRx. Each of the Company and DemeRx, jointly and severally, hereby represents and warrants to ATAI that, except as set forth on the Disclosure Schedule attached as Exhibit N to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete, except as otherwise indicated, as of the date of the Closing. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 3, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 3 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

3.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

3.2 Capitalization.

(a) The authorized capital of the Company consists, immediately prior to the Closing, of [***] shares of common stock, $0.0001 par value per share (the “Common Stock”), all of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no Common Stock in its treasury.

(b) DemeRx has reserved [***] shares of its common stock for issuance to officers, directors, employees and consultants of DemeRx, including those providing work to the Company pursuant to the DemeRx MSA (“DemeRx Consultants”) pursuant to its 2019 Stock Incentive Plan duly adopted by DemeRx and approved by DemeRx stockholders (the “DemeRx Stock Plan”). Of such reserved shares of common stock, none of which shares have been issued pursuant to restricted stock purchase agreements, options to purchase [***] shares have been granted and are currently outstanding to DemeRx Consultants, and [***] shares of common stock remain available for issuance to DemeRx Consultants pursuant to the DemeRx Stock Plan. DemeRx also has a 2010 Stock Incentive Plan that expires in March 2020, which has reserved in it [***] shares, of which (i) [***] shares have been issued in 2019 and are outstanding pursuant to a restricted stock award to a consultant and (ii) options to purchase [***] shares have been granted and are currently outstanding to a director of DemeRx.

(c) Subsection 3.2(c) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Common Stock, including, with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) granted stock options, including vesting schedule and exercise price; (iii) shares of Common Stock reserved for future award grants under the Stock Plan; (iv) each series of Preferred Stock; and (v) warrants or stock purchase rights, if any. Except for (A) the conversion privileges of the Shares to be issued under this Agreement, (B) the ATAI Note and (C) the rights provided in Section 4 of the Investors’ Rights Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock. All outstanding shares of the Company’s Common Stock and all shares of the Company’s Common Stock underlying outstanding options are subject to (i) a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than one hundred eighty (180) days following the Company’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act.

(d) None of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. Except as set forth in the Restated Certificate, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(e) The Company has obtained valid waivers of any rights by other parties to purchase any of the Shares covered by this Agreement.

3.3 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement other than pursuant to the transactions contemplated by or as set forth in this Agreement.

3.4 Authorization. All corporate action required to be taken by the Board and DemeRx in order to authorize the Company and DemeRx to enter into the Transaction Agreements, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company and DemeRx necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company and DemeRx under the Transaction Agreements to be performed as of the Closing (including the DemeRx Contribution), and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company and DemeRx, shall constitute valid and legally binding obligations of the Company and DemeRx (respectively), enforceable against the Company and DemeRx (respectively) in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement and the Indemnification Agreement may be limited by applicable federal or state securities laws.

3.5 Valid Issuance of ATAI Shares. The ATAI Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by ATAI. Assuming the accuracy of the representations of ATAI in Section 4 of this Agreement and subject to the filings described in Section 3.6 below, the ATAI Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the ATAI Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by ATAI. Based in part upon the representations of ATAI in Section 3 of this Agreement and in the Voting Agreement, the Common Stock issuable upon conversion of the ATAI Shares will be issued in compliance with all applicable federal and state securities laws.

3.6 Governmental Consents and Filings. Assuming the accuracy of the representations made by ATAI in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Restated Certificate, which will have been filed as of the Closing, (ii) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner, and (iii) filings with the United States Patent & Trademark Office required to register the DemeRx IB Intellectual Property.

3.7 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened (i) against the Company, DemeRx or, to the Company’s knowledge, any officer, director or Founder of the Company or DemeRx; or (ii) that questions the validity of the Transaction Agreements or the right of the Company or DemeRx to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor DemeRx, to the Company’s knowledge, any of their respective officers, directors or the Founders is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Founders, such as would affect the Company or DemeRx). Except as set forth in Subsection 3.7 of the Disclosure Schedule, there is no action, suit, proceeding or investigation by the Company or DemeRx pending or which the Company or DemeRx intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company or DemeRx) involving the prior employment of any of DemeRx’s employees, their services provided in connection with the DemeRx’s or the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

3.8 Intellectual Property. Following the DemeRx Contribution, the Company exclusively owns all DemeRx IB Intellectual Property that it purports to own and possesses or can acquire on commercially reasonable terms sufficient legal rights to all other DemeRx IB Intellectual Property without any known infringement of the patent rights of others and without any conflict with, or infringement of, any other intellectual property rights of others, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. To the Company’s knowledge, no product or product candidate marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the DemeRx IB Intellectual Property, nor is the Company or DemeRx bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. Neither the Company nor DemeRx has received any communications alleging that it has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (a) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Company’s business as then conducted or as then proposed to be conducted, (b) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (c) resulted from the performance of services for the Company. Subsection 3.8 of the Disclosure Schedule lists all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, and licenses to and under any of the foregoing, in each case owned by the Company. The Company has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement. For purposes of this Subsection 3.8, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right. No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any DemeRx IB Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any DemeRx IB Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would adversely affect Company’s rights in the DemeRx IB Intellectual Property.

3.9 Compliance with Other Instruments. Neither the Company nor DemeRx are in violation or default (i) of any provisions of their respective organizational documents, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (v) to the Company’s knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company or DemeRx, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

3.10 Agreements; Actions.

(a) Except as set forth in Subsection 3.10(a) of the Disclosure Schedule and except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $20,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b) The Company has not prior to the Closing (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $50,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights.

(c) The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

3.11 Certain Transactions.

(a) Other than the Transaction Documents, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Founders, or any Affiliate thereof.

(b) The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business, deferred compensation for employees, or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s or DemeRx’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing, to the Company’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company or DemeRx is affiliated or with which the Company or DemeRx has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or stockholders of the Company or DemeRx may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any contract with the Company.

3.12 Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

3.13 Property. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. Except as set forth in Subsection 3.13 of the Disclosure Schedule, with respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

3.14 Material Liabilities. Except as set forth in Subsection 3.10(a) of the Disclosure Schedule, the Company has no liability or obligation, absolute or contingent (individually or in the aggregate), except (i) obligations and liabilities incurred after the date of incorporation in the ordinary course of business that are not material, individually or in the aggregate, and (ii) obligations under contracts made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with GAAP.

3.15 Employee Matters.

(a) As of the date hereof, the Company employs no employees.

(b) To the Company’s knowledge, none of DemeRx’s employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by any DemeRx Consultant, nor the conduct of the Company’s business as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c) Except as set forth in Subsection 3.15(c) of the Disclosure Schedule, DemeRx is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. DemeRx has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of DemeRx and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(d) To the Company’s knowledge, no Founder who is an employee or consultant of DemeRx intends to terminate such employment or consulting relationship with the Company or is otherwise likely to become unavailable to continue in his correct role.

(e) DemeRx has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms disclosed to ATAI.

(f) Except as set forth in Subsection 3.15(f) of the Disclosure Schedule, to the Company’s knowledge, none of the Founders or directors of the Company has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

3.16 Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

3.17 Insurance. DemeRx has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like DemeRx.

3.18 Employee Agreements. Each current and former employee, consultant and officer of DemeRx directly involved in the development or commercialization of DemeRx IB Intellectual Property has executed an agreement with DemeRx regarding confidentiality and proprietary information substantially in the form or forms delivered or made available to the counsel for ATAI (the “Confidential Information Agreements”). No current or former employee of DemeRx has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s Confidential Information Agreement. Each Founder has executed a non-compete and non-solicitation agreement substantially in the form or forms delivered or made available to counsel for ATAI. DemeRx is not aware that any of its Founders or employees is in violation of any agreement covered by this Subsection 3.18.

3.19 Permits. Except as set forth in Subsection 3.19 of the Disclosure Schedule, the Company or DemeRx has all franchises, permits, licenses and any similar authority necessary for the conduct of the Company’s business as currently conducted, the lack of which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor DemeRx in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.20 Corporate Documents. The Certificate and bylaws of the Company are in the forms provided to ATAI. The copy of the minute books of the Company provided to ATAI contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

3.21 Qualified Small Business Stock. As of and immediately following the Closing: (i) the Company will be an eligible corporation as defined in Section 1202(e)(4) of the Code, (ii) the Company will not have made purchases of its own stock described in Code Section 1202(c)(3)(B) during the one (1) year period preceding the Closing, except for purchases that are disregarded for such purposes under Treasury Regulation Section 1.1202-2, and (iii) the Company’s aggregate gross assets, as defined by Code Section 1202(d)(2), at no time between its incorporation and through the Closing have exceeded $50 million, taking into account the assets of any corporations required to be aggregated with the Company in accordance with Code Section 1202(d)(3); provided, however, that in no event shall the Company be liable to the Stockholders or any other party for any damages arising from any subsequently proven or identified error in the Company’s determination with respect to the applicability or interpretation of Code Section 1202, unless such determination shall have been given by the Company in a manner either grossly negligent or fraudulent.

3.22 Disclosure. DemeRx has made available to ATAI all the information reasonably available to DemeRx that ATAI has requested for deciding whether to acquire the Shares. No representation or warranty of the Company and DemeRx contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to ATAI at the Closing contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that DemeRx has not delivered to the ATAI, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

3.23 Foreign Corrupt Practices Act. Neither the Company, nor DemeRx nor any of their respective directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company, DemeRx or any of their respective affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor DemeRx or any of their respective directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. Neither the Company, nor DemeRx nor, to the Company’s knowledge, any of their respective officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law (collectively, “Enforcement Action”).

3.24 Clinical and Preclinical Development. Except as set forth in Subsection 3.24 of the Disclosure Schedule, the studies, tests and preclinical and clinical development, if any, conducted by or on behalf of DemeRx related to the Lead Compound are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by DemeRx related to the Lead Compound and all applicable laws and regulations, including the Federal Food, Drug, and Cosmetic Act and 21 C.F.R. parts 50, 54, 56, 58, 312, and 812 and any comparable non-US Governmental Entity. The descriptions of, protocols for, and data and other results of, the studies, tests, development and trials conducted by or on behalf of DemeRx related to the Lead Compound that have been furnished or made available to ATAI are accurate and complete. Except as set forth in Subsection 3.24 of the Disclosure Schedule, DemeRx is not aware of any studies, tests, development or trials the results of which reasonably call into question the results of the studies, tests, and the proposed development conducted by or on behalf of DemeRx related to the Lead Compound, and DemeRx has not received any notices or correspondence from the FDA or any other Governmental Entity or any Institutional Review Board or comparable authority requiring the termination, suspension or material modification of any studies, tests or preclinical development conducted by or on behalf of DemeRx related to the Lead Compound.

4. Representations and Warranties of ATAI. ATAI hereby represents and warrants to the Company and DemeRx, that:

4.1 Authorization. ATAI has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which ATAI is a party, when executed and delivered by ATAI, will constitute valid and legally binding obligations of ATAI, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

4.2 Purchase Entirely for Own Account. This Agreement is made with ATAI in reliance upon ATAI’s representation to the Company and DemeRx, which by ATAI’s execution of this Agreement, ATAI hereby confirms, that the Shares to be acquired by ATAI will be acquired for investment for ATAI’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that ATAI has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, ATAI further represents that ATAI does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. ATAI has not been formed for the specific purpose of acquiring the Shares.

4.3 Disclosure of Information. ATAI has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of ATAI to rely thereon.

4.4 Restricted Securities. ATAI understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of ATAI’s representations as expressed herein. ATAI understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, ATAI must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. ATAI acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted, for resale except as set forth in the Investors’ Rights Agreement. ATAI further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of ATAI’s control, and which the Company is under no obligation and may not be able to satisfy.

4.5 No Public Market. ATAI understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

4.6 Legends. ATAI understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a) Any legend set forth in, or required by, the other Transaction Agreements.

(b) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

4.7 Accredited Investor. ATAI is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.8 Foreign Investors. If ATAI is not a United States person (as defined by Section 7701(a)(30) of the Code), ATAI hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. ATAI’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of ATAI’s jurisdiction.

4.9 No General Solicitation. Neither ATAI, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

4.10 Exculpation. ATAI acknowledges that it is not relying upon any Person, other than the Company, DemeRx and their respective officers and directors, in making its investment or decision to invest in the Company.

5. Conditions to ATAI’ Obligations at the Closing. The obligations of ATAI to purchase the ATAI Shares at the Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be true and correct in all respects as of such Closing.

5.2 Performance. The Company and DemeRx shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

5.3 DemeRx Contributions. The DemeRx Contribution shall have occurred.

5.4 Compliance Certificate. The President of the DemeRx shall deliver to ATAI a certificate certifying that the conditions specified in Subsections 5.1 and 5.2 have been fulfilled.

5.5 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

5.6 Founder Agreement. DemeRx and each Founder shall have executed and delivered the Founder Agreement.

5.7 Indemnification Agreement. The Company shall have executed and delivered the Indemnification Agreements.

5.8 Investors’ Rights Agreement. The Company and the Stockholders (other than ATAI) shall have executed and delivered the Investors’ Rights Agreement.

5.9 Right of First Refusal and Co-Sale Agreement. The Company and the Stockholders (other than ATAI) shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.

5.10 Voting Agreement. The Company and the Stockholders (other than ATAI) shall have executed and delivered the Voting Agreement.

5.11 Confidentiality and Developments Agreement. The Company, each Founder and the individuals set forth on Schedule 2.4(d) shall have executed the Confidentiality and Developments Agreement.

5.12 Non-Compete and Non-Solicitation Agreements. The Company, DemeRx and each Founder shall have executed and delivered a non-compete and non-solicitation for such Founder in such form as has been agreed between the Company, such Founder and ATAI.

5.13 DemeRx Master Services Agreement. The Company and DemeRx shall have executed and delivered the DemeRx MSA.

5.14 IP Assignment Agreement. The Company and DemeRX shall have executed and delivered the IP Assignment Agreement.

5.15 Restated Certificate. The Company shall have filed the Restated Certificate with the Secretary of State of Delaware on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

5.16 Amended and Restated Bylaws. The Company shall adopted the Amended and Restated Bylaws on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

5.17 Secretary’s Certificate. The Secretary of the Company shall have delivered to ATAI at the Closing a certificate certifying (i) the bylaws of the Company, (ii) resolutions of the Board approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and (iii) resolutions of the stockholders of the Company approving the Restated Certificate.

5.18 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to ATAI, and ATAI (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

6. Conditions of the Company’s Obligations at the Closing. The obligations of the Company to sell Shares to ATAI at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

6.1 Representations and Warranties. The representations and warranties of ATAI contained in Section 4 shall be true and correct in all respects as of such Closing.

6.2 Performance. ATAI shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

6.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

6.4 Investors’ Rights Agreement. ATAI shall have executed and delivered the Investors’ Rights Agreement.

6.5 Right of First Refusal and Co-Sale Agreement. ATAI shall have executed and delivered the Right of First Refusal and Co-Sale Agreement

6.6 Voting Agreement. ATAI shall have executed and delivered the Voting Agreement.

6.7 ATAI Note. ATAI shall have executed and delivered the ATAI Note.

6.8 ATAI Master Services Agreement: ATAI shall have executed and delivered the ATAI MSA.

6.9 Founder Agreement. ATAI shall have executed and delivered the Founder Agreement.

7. Miscellaneous.

7.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company, DemeRx and ATAI contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of twelve (12) months following the Closing, and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of ATAI, DemeRx or the Company.

7.2 Successors and Assigns. This Agreement, and the rights and obligations of each Stockholder hereunder, may be assigned by such Stockholder only to (a) any person or entity to which Shares are transferred by such Stockholder, or (b) any Affiliate of such Stockholder, and, in each case, such transferee shall be deemed a “Stockholder” for purposes of this Agreement; provided that each such assignment of rights shall be contingent upon the transferee providing a written instrument to the Company notifying the Company of such transfer and assignment and agreeing in writing to be bound by the terms of this Agreement. The Company may not assign its rights under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

7.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 7.6. If notice is given to DemeRx, a copy shall also be sent to Eric Glidewell, Womble Bond Dickinson (US) LLP at eric.glidewell@wbd-us.com; and if notice is given to ATAI, a copy shall also be given to Kristina Beirne, Dentons US LLP at kristina.beirne@dentons.com.

7.7 No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. ATAI agrees to indemnify and to hold harmless the Company and DemeRx from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Stockholder or any of its officers, employees or representatives is responsible. The Company and DemeRx agree to jointly and severally indemnify and hold harmless ATAI from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company, DemeRx or any of their respective officers, employees or representatives is responsible.

7.8 Fees and Expenses. At the Closing, the Company shall pay the reasonable fees and expenses of Dentons US LLP, the counsel for ATAI, in an amount not to exceed, in the aggregate, $20,000 and of Womble Bond Dickinson (US) LLP, counsel for DemeRx in an amount not to exceed, in the aggregate, $20,000.

7.9 Attorneys’ Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.10 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company (including the unanimous consent of the Board), DemeRx and ATAI. Any amendment or waiver effected in accordance with this Subsection 7.10 shall be binding upon ATAI and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, DemeRx, and the Company.

7.11 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.13 Entire Agreement. This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

7.14 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state and federal courts located in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state or federal courts located in the State of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT

LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

7.15 No Commitment for Additional Financing. Each of the Company and DemeRx acknowledges and agrees that ATAI has not made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Shares as set forth herein and subject to the conditions set forth herein, including the performance by ATAI of its obligations under the ATAI Note. In addition, each of the Company and DemeRx acknowledges and agrees that (i) no statements, whether written or oral, made by ATAI or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by ATAI or its representatives, and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by ATAI and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. ATAI shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

7.16 No Further Issuances. While amounts under the ATAI Note are still outstanding and ATAI is not in default with any of its obligations under the ATAI Note, other than as approved by the Board and other than capital stock or other equity securities of the Company (including securities convertible into or exchangeable for such equity securities) issued pursuant to any stock option plan of the Company approved by the Board), the Company will not (i) issue any additional capital stock or other equity securities of the Company (including securities convertible into or exchangeable for such equity securities), or (ii) take uncoordinated action (without informing the Board) to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity other than ATAI relating to the sale or issuance, of any of the capital stock of the Company or the acquisition, sale, lease, license or other disposition of the Company or any material part of the stock or assets of the Company and shall notify ATAI promptly of any inquiries by any third parties in regards to the foregoing.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Series A Preferred Stock Purchase Agreement as of the date first written above.

DEMERX IB, INC.:

By:

Name:
(print)

Title:

Address:

DEMERX, INC.:

By:

Name:
(print)

Title:

Address:	1951 NW 7th Avenue
3rd Floor
Miami, Florida 33136
Attn: Chief Executive Officer
Email:

ATAI LIFE SCIENCES AG:

By:

Name:
(print)

Title:

Address: